Exhibit 99.1

BOLT TECHNOLOGY ANNOUNCES SECOND QUARTER RESULTS AND QUARTERLY DIVIDEND PAYMENT

NORWALK, CT, January 22, 2014 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the second quarter and the first six months of fiscal year 2014.

Sales for the second quarter of fiscal year 2014, the three months ended December 31, 2013, increased 51% to $21,744,000 compared to $14,410,000 for the second quarter of fiscal year 2013. Net income for the quarter increased 77% to $3,018,000 ($0.35 per share) compared to $1,701,000 ($0.20 per share) for the second quarter of fiscal year 2013.

Sales for the first half of fiscal year 2014, the six months ended December 31, 2013, increased 32% to $37,952,000 compared to $28,678,000 for the same six month period in fiscal year 2013. Net income for the period increased 58% to $5,381,000 ($0.62 per share) compared to $3,405,000 ($0.40 per share) in the first six months of fiscal year 2013.”

Raymond M. Soto, Bolt’s chairman and CEO, commented, “We are pleased to report that our sales for the second quarter of fiscal year 2014 increased 51% from the prior year reflecting a 190% increase in our underwater robotics business and an 18% increase in our marine seismic data acquisition businesses. Sales for the first half of fiscal year 2014 increased 32% from the first six months of fiscal year 2013 reflecting a 75% increase in our underwater robotics business and a 20% increase in our marine seismic data acquisition businesses. The increase in net income for the second quarter and first six months of fiscal year 2014 were primarily due to higher sales in our operating units.”

Mr. Soto continued, “As a result of the improved sales at our underwater robotics business, we recorded a non-tax deductible charge of $1,500,000 to increase the estimated contingent earnout amount relating to the acquisition of that business. This charge was partially offset by a $500,000 gain we recorded to reflect the receipt of a land condemnation settlement. The net effect of these two non-operating items was a reduction in net income of approximately $1,200,000 ($0.13 per share) for the second quarter and first six months of fiscal year 2014.”

Mr. Soto further commented, “I am pleased to report that today the Board of Directors approved a quarterly dividend of $0.09 per common share, payable on April 2, 2014 to stockholders of record on March 5, 2014.”

Mr. Soto concluded, “Although global economic and political conditions remain uneven, we are optimistic that fiscal year 2014 will be another successful year for our company.”

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions, (vii) risks of changes in environmental or regulatory matters and (viii) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

Contact:

Raymond M. Soto

Chairman and CEO

(203) 853-0700

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Sales	$21,744,000	$14,410,000	$37,952,000	$28,678,000
Costs and expenses	16,426,000	11,906,000	29,106,000	23,553,000
Income before income taxes	5,318,000	2,504,000	8,846,000	5,125,000
Provision for income taxes	2,300,000	803,000	3,465,000	1,720,000
Net Income	$3,018,000	$1,701,000	$5,381,000	$3,405,000

Earnings per share (diluted)	$0.35	$0.20	$0.62	$0.40

Average shares outstanding (diluted)	8,679,000	8,607,000	8,666,000	8,594,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,			December 31,
	2013	2012		2013	2012
Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$23,704,000	$21,825,000	Accounts payable	$2,276,000	$1,754,000
Accounts receivable	16,169,000	8,066,000	Accrued expenses	2,588,000	1,652,000
			Dividends payable	5,113,000	-
Inventories	18,544,000	16,167,000	Contingent earnout liability	4,815,000	285,000
Deferred income taxes	663,000	555,000	Income taxes payable	1,248,000	84,000
Other	533,000	917,000		16,040,000	3,775,000
	59,613,000	47,530,000	Contingent earnout liability	-	2,815,000
Property and equipment	5,356,000	4,973,000	Deferred income taxes	2,353,000	2,415,000
Goodwill	17,227,000	17,227,000	Total liabilities	18,393,000	9,005,000
Other intangible assets	6,578,000	7,421,000
Other	240,000	248,000	Stockholders’ Equity	70,621,000	68,394,000

	$89,014,000	$77,399,000		$89,014,000	$77,399,000

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